U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal year ended December 31, 2022

Growth Stalk Holdings Corp
(Exact name of issuer as specified in its charter)

Oklahoma	87-3145742
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11991 N. Highway 99

Seminole, OK 74868

 (Address, including zip code of principal executive office)

(405) 456-0207

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Growth Stalk Holdings Corp, an Oklahoma corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the Growth Stalk Offering Circular filed pursuant to Regulation A.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Growth Stalk”, and the “Company”, means Growth Stalk Holdings Corp.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the fiscal year ended December 31, 2022.  The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Emerging Growth Company

We have elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●

Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any December 31 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

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BUSINESS

History

The Company was originally incorporated on October 14th, 2021, in the State of Oklahoma under the name “Growth Stalk Holdings Corp”

On March 22, 2022, the Company acquired Phenogene LLC., a Wyoming limited liability company that owns a cannabis complex (“CC”) located in Seminole, Oklahoma. This property was purchased for $600,000 and upon improvements has an estimated value of $1,200,000. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. On March 23, 2022 the Company acquired Grower’s Consulting & Supply LLC., with assets that contributed to cannabis growth processes, valued at $146,971.

The Company’s business plan is to be a vertically integrated multi state cannabis operator.

Our subsidiaries are listed below:

Entity	Registered	Holding
Phenogene LLC, a Wyoming Limited Liability Company 100% owned by Growth Stalk	Wyoming	100% owned

Growers Consulting & Supply LLC, a Florida Limited Liability Company 100% owned by Growth Stalk	Florida	100% owned

Southbound Sunshine, LLC, an Oklahoma Limited Liability Company 25% owned by Growth Stalk	Oklahoma	25% owned

Heady House, LLC, an Oklahoma Limited Liability Company 50% owned by Growth Stalk

Phenogene LLC

Phenogene owns the CC located at 11991 N Highway 99, Seminole, OK 74868. The CC’s location is on 10 acres which includes a cultivation and manufacturing facility, as well as an office building totaling 16,500 square feet. It also has an additional 268,070 square feet available for future expansion. Adequate power has already been installed, and phase two of three phases of the commercial cultivation and manufacturing spaces are complete, which consists of the first 4,800 square feet building for cultivation and manufacturing. The remaining one phase will consist of another 4,800 square feet building and 3,000 square feet building both for cultivation and manufacturing.

Joseph Babiak is the Chief Executive Officer of Phenogene LLC and is an employee of Phenogene LLC in addition to Miho Babiak who is also an employee as an administrator.  Joseph Babiak and Miho Babiak are married to one another.

Southbound Sunshine LLC

Southbound Sunshine is a Licensed Medical Cannabis Cultivator, Manufacturer and Distributor operating at the CC located in Seminole, OK. Southbound Sunshine’s operations are focused on the repackaging of bulk cannabis, cannabis concentrates, manufacturing of cannabis vape cartridges and pre-rolls under our brand Sonnys.

Joseph Babiak and Steven Earley are Managing Members of Southbound Sunshine LLC.

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Growers Consulting & Supply, LLC

Growers Consulting & Supply owns cultivation and manufacturing equipment,included but not limited to, lights, dehumidifiers, fans, and other technologies and equipment to facilitate the growth process. Southbound Sunshine leases the equipment for their operations.

Heady House, LLC

Heady House is an Oklahoma Limited Liability Company formed on January 5th, 2023, for the purpose of facilitating a future joint venture between Hash-RX and Growth Stalk Holdings Corp.

Current Status

Our primary focus is developing a cutting-edge commercial cannabis complex. Through research and development, we are constantly exploring and implementing the latest advancements in the cannabis industry. Our team of experts is dedicated to optimizing every aspect of our facility. By leveraging state-of-the-art technology, we strive to create an ideal environment for cannabis cultivation, and manufacturing.

Our distribution services within Southbound Sunshine has produced a consistent inflow of products from farms and processors. With a dedicated and reliable network of suppliers, we receive a steady stream of high-quality cannabis products.

Through the joint venture with Hash-RX, our manufacturing lab operations have commenced at the CC, producing high-quality live hash rosin to be distributed to our network of dispensaries.

Significant Developments During Fiscal Year Ended December 31, 2022

On June 17, 2022 and November 18, 2022, our REG-A and Post Effective Amendment was qualified, respectfully, by the Securities and Exchange Commission (SEC).

In January 2022, Phenogene LLC successfully completed the construction of its state-of-the-art cultivation room within the cannabis complex. This signifies readiness to cultivate high-quality cannabis products.

Southbound Sunshine LLC commenced its manufacturing and distribution, leveraging our existing sales channels while also establishing new ones, positioning itself to effectively reach consumers with a diverse range of products.

Significant Developments - 2023

In 2023, Growth Stalk enlisted the services of a broker dealer to facilitate the acquisition of a ticker symbol from the Financial Industry Regulatory Authority (FINRA) and secure a stock quotation on the OTC Markets Pinks.

Growth Stalk initiated a joint venture with Hash-RX, a premium hash rosin company. By joining forces with Hash-RX, Growth Stalk aims to leverage their expertise and resources to capitalize on the growing demand for high-quality hash rosin products.

In a synergistic collaboration, Hash-RX joined their operations at Phenogene's state-of-the-art cannabis complex. This integration allows for streamlined operations, increased efficiency, and optimized utilization of resources. By consolidating their efforts, Hash-RX and Southbound Sunshine can leverage each other's strengths and capitalize on the opportunities presented by Phenogene's CC.

Phenogene also completed the construction of an advanced laboratory at their cannabis complex. This state-of-the-art lab provides the joint venture with cutting-edge capabilities for research, development, and quality control.

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Plan of Business

We plan to infuse capital into Phenogene LLC to facilitate the expansion of its state-of-the-art cannabis complex. By expanding the CC, we aim to accelerate the production and diversify the range of products offered by Southbound Sunshine LLC.

By enhancing product offerings and optimizing marketing efforts, we are striving to increase sales for Southbound Sunshine LLC.

We plan on acquiring a dispensary license. Vertical integration may enhance the overall efficiency and potential profitability of the operation. By controlling both the manufacturing and retail aspects, we believe that we potentially could streamline the supply chain, ensure quality control, and capture a larger share of the market.

Business and Marketing Strategy

Our primary focus entails funding subsidiary operations involved in the cultivation, manufacturing, and distribution of cannabis. To support their operations, we provide them with the necessary capital to expand their businesses and efficiently manage their operations.

In addition, we are actively seeking partnerships with cannabis companies and technologies, aiming to become a vertically integrated, cannabis operation. Our goal is to identify undervalued companies that can benefit from our multi-company structure and the advantages of vertical integration, including the procurement of products in bulk. We will employ a network of social media tactics to build brand recognition and reduce advertising costs.

Competitive Strengths and Weaknesses

With respect to our production capabilities, our   competitive strengths and weaknesses are:

Competitive Strengths

We are employing advanced techniques and implementing efficient processes. By leveraging these strengths, we can optimize our production and reduce costs, which ultimately positions us to offer competitive pricing in the market. We are committed to staying at the forefront of methodologies so that we can consistently deliver high-quality products to our customers.

Competitive Weaknesses

The cannabis industry is highly competitive.  Our  competitors have greater financial and operational resources than we do. This competitive landscape presents a challenge that requires us to continually innovate, differentiate our products, and effectively market our unique value proposition.

Intellectual Property

We recognize the substantial value of our intellectual property rights, including future trademarks and our business know-how, which play a vital role in the marketing of our upcoming products. We are committed to establishing, enforcing, and safeguarding these intellectual property rights in accordance with applicable laws and regulations.

We distribute cannabis products by Southbound Sunshine under the brand name "Sonnys." This brand will serve as a recognizable and distinctive representation of our products in the marketplace.

Facilities

We, through our wholly owned subsidiary Phenogene, LLC, own a state-of-the-art CC situated at 11991 N Highway 99, Seminole, Oklahomae74868. This facility serves as the core of our operations, allowing us to produce high-quality cannabis products and conduct day to day operations.

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Licenses Granted

Commercial Processing License

Granted on August 29, 2021, and renewed on August 29, 2022, by the Oklahoma Medical Marijuana Authority. This license authorizes us to operate a commercial processing facility, allowing us to process cannabis products within the state of Oklahoma.

Commercial Cultivation License

Granted on August 29, 2021, and renewed on August 29, 2022, by the Oklahoma Medical Marijuana Authority. This license permits us to operate a commercial cultivation facility, enabling us to cultivate cannabis within the state of Oklahoma.

Commercial Processing Transportation License

Granted on August 29, 2021, and renewed on August 29, 2022, by the Oklahoma Medical Marijuana Authority. This license grants us the authority to transport products for our commercial processing facility within the state of Oklahoma.

Commercial Cultivation Transportation License Granted on August 29, 2021, and renewed on August 29, 2022, by the Oklahoma Medical Marijuana Authority. This license allows us to transport products for our commercial cultivation facility within the state of Oklahoma.

In addition to the licenses granted by the Oklahoma Medical Marijuana Authority, we have also obtained the following certificates of compliance:

Certificate of Compliance for Processing

Granted on June 21, 2022, and in the process of renewal for the coming year, by Seminole County, Oklahoma. This certificate permits us to operate a processing facility within Seminole County, Oklahoma.

Certificate of Compliance for Cultivating

Granted on March 29, 2022, and renewed on May, 8, 2023, by Seminole County, Oklahoma. This certificate permits us to operate a cultivation facility within Seminole County, Oklahoma.

Oklahoma Bureau of Narcotics and Dangerous Drugs Control Registration

Our registration was issued on September 20, 2021, and renewed on September 2, 2022. This registration is a requirement by the Oklahoma Medical Marijuana Authority, allowing us to cultivate and process medical marijuana in compliance with applicable regulations.

Revenues Generating Plans

Growth Stalk plans to generate revenue through its subsidiaries and partnerships with the following revenue streams:

A. Southbound Sunshine Sales

Sales Performance: As of December 31, 2022, Southbound Sunshine generated approximately $41,694 in sales.

Sales Procedures: To further enhance sales and operational efficiency, we are actively streamlining our sales standard operating procedures by using the latest software that closely analyzes workflow and inventory management.   This optimization process could aid in operations and sales performance.

B. Southbound Sunshine LLC Manufacturing Operations

Preroll and Vape Cart Manufacturing: We currently produce our own line of prerolls, infused prerolls, vape cartridges, and bubble hash.

Processing Laboratory: We have begun hash rosin extraction with our partners Hash-RX in our newly constructed Laboratory at the CC.

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C1-D1 Booth: We have acquired a C1-D1 Booth in our newly developed lab. A C1-D1 booth is a metal explosion resistant room required in order to manufacture medical cannabis extracts that require use of flammable gasses. Once we obtain the final approval from the state fire marshal, we will begin production of distillate and BHO products

C. Growth Stalk Holdings Corp Operations:

Joint Venture with Hash-RX: We have successfully formed a joint venture with Hash-RX, a premium Hash Rosin manufacture. This collaboration expands our product offerings.

Dispensary Vetting and Vertical Integration: Currently, we are in the process of carefully evaluating multiple dispensaries to establish a fully vertical integration model.

Consultants

As of December 31, 2022, we have eight independent contractors that are consultants providing the specific services listed below to the Company and its subsidiaries. They are:

Sandy Kingsman	Technical Compliance Advisor
Steven Earley	Cultivation Facility Technician
Kalin Belmard	Legal Compliance Advisor
Billy Kourkoumelis (Greenspire Inc)	Public Relations Associate
Matthew Cohen	Cannabis Venture Consulting
John Giblin	Heavy Machinery Installation and Implementation
Michael Bergmann	Growth Strategiest
Michael Beverly	Business Analyst

Pursuant to a Subscription Agreement for Shares of Common Stock, each independent contractor consultant contracted with us to receive the value of $12,000 to $50,000 of Common Stock in exchange for the specific services, no shares of which to date have been issued. Each Consultant has agreed to a lockup on their shares for a 1 year period, which 1 year lockup period is to be followed with a 1 year leak out period limiting the sales volume during each 3 month period to 5% of the total daily trading volume of the Company for the 12 month period following the lock up period. Additionally, and incidental to the services being provided by the Consultant, should the consultant advise the Company of an actual or possible debt or equity financing or a joint venture or other transaction in connection with the offer or sale of securities (the “Transaction) or otherwise undertake actions permissible under applicable federal securities laws that secures such Transaction for the Company, the Company shall not have any obligation whatsoever to compensate the Consultant in the form of stock or other securities or monetary consideration in the form of a bonus or other compensation, or otherwise in connection therewith. In that regard, any proposed compensation to the Consultant shall require the following: (a) review of the proposed transaction and proposed compensation by the Company’s Securities Counsel; (b) unanimous approval by the Company’s Board of Directors; (c) should the Consultant be deemed an Associated Person as defined and provided for under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (“3a4-1), the compensation and the placement activities must be in strict compliance with 3a4-1, and shall not under any circumstances constitute transaction based compensation or compensation in connection with the sale of the issuer’s securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities or otherwise constitute unregistered broker activity; and (d) if the Consultant is deemed not to be an Associated Person under 3a4-1, under no conditions shall the Consultant be permitted to engage in activities that are defined as acting in the capacity of a “broker” as any person engaged in the business of effecting transactions in securities for the account of others, including such activities where the Consultant under applicable federal securities laws is engaged in prohibited finder and/or placement activities and/or is or has received transaction based compensation or has contracted to receive such transaction based compensation or any other compensation in connection with such prohibited broker, finder, or placement activities under the federal securities laws.

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Perceived Benefits of THC

THC, short for tetrahydrocannabinol, has gained recognition as a potential alternative treatment option in recent research. The surge in sales of THC products can be attributed to the perceived benefits reported by individuals who have used such products. While it is important to note that our company does not make any claims regarding the effectiveness or potential benefits of THC, the following perceived benefits have been expressed by users of THC products, among others:

•	Stress Relief
•	Pain Management
•	Sleep Aid
•	Anxiety Relief
•	Irritable Bowel Disease
•	Reduced Inflammation

(Source: "7 Benefits of Marijuana, Say Doctors" by Dr. Carrie Lam, MD, FAAMFM, ABAARM, Dr. Kristina Hendija, Dr. Tom Ingegno DACM, MSOM, LAC, published on Eat This, Not That! website)

These reported benefits have contributed to the growing interest in THC products as individuals seek potential relief for various conditions. It is important for individuals to consult with medical professionals and conduct thorough research to make informed decisions regarding their healthcare and the use of THC products.

Federal Government Regulation

Cannabis continues to be classified as a Schedule I controlled substance under the federal Controlled Substances Act (CSA), making it illegal at the federal level. However, there have been notable developments regarding the legal status of marijuana since the last update.

As of the current date, a total of 37 U.S. states, the District of Columbia, Guam, Puerto Rico, and the U.S. Virgin Islands have legalized medical marijuana, while 19 states, along with the District of Columbia, have also legalized recreational use for adults. These state-level actions directly conflict with the federal CSA, which still criminalizes cannabis use, possession, and cultivation.

The U.S. Department of Justice, under the current administration, has taken a more lenient stance toward marijuana enforcement compared to previous years. In 2018, then-Attorney General Jeff Sessions rescinded the Cole Memo, which provided guidance to federal prosecutors on marijuana-related enforcement priorities in states where cannabis had been legalized. However, subsequent administrations have shown greater tolerance and prioritized other law enforcement issues over state-legal cannabis activities.

Congress has also shown some support for reforming federal marijuana laws. In December 2020, the U.S. House of Representatives passed the Marijuana Opportunity Reinvestment and Expungement (MORE) Act, which aimed to federally decriminalize and deschedule cannabis. However, the bill did not advance in the Senate. Efforts to pass comprehensive marijuana reform legislation at the federal level are ongoing, with some lawmakers pushing for measures such as the SAFE Banking Act to address banking challenges faced by cannabis businesses.

Comparable Company

Management considers Bloom Dispensaries, a vertically integrated, single-state cannabis operator in Arizona, as a compelling business model. Bloom Dispensaries was recently acquired by Curaleaf Holdings, Inc. on January 19, 2022. Curaleaf Holdings is an international provider of cannabis products (CSE: CURA / OTCQX: CURLF).

Bloom Dispensaries achieved impressive financial performance in 2021, generating $66 million USD in revenue with a 40% profit margin. The company operates four retail dispensaries and two cultivation and processing facilities, encompassing a total of 63,500 square feet of space. The acquisition deal amounted to $211 million USD in cash and securities, which represents approximately three times the revenue generated by Bloom Dispensaries.

(Source:SEC.filing, https://www.sec.gov/Archives/edgar/data/0001756770/000110465922006795/tm224205d1_ex99-1.htm)

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Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information and financial data discussed below is derived from our audited financial statements, herein, for the period from our Fiscal Year 2022 and 2021. The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this filing. The financial statements contained elsewhere in this filing fully represent our financial condition and operations; however, they are not indicative of our future performance.

For the 12 months ended December 30, 2022, the financial statements have been prepared by management in accordance with the standards of the Public Company Accounting Oversight Board (United States). For the 12 months ended December 31, 2022, the audited interim financial statements have been prepared by management in accordance with the condensing rules of the United States Securities and Exchange Commission.

Results of Operations

	For the 12 months Ended December 31,		Change
	2022	2021	$	%
Gross Revenue	$46,695	$23,497	$23,198	99%
Cost of goods sold	(76,718)	(455)	(76,263)	16761%
Selling, general and administration	(506,129)	(204,424)	(301,705)	148%
Interest expense	(20,800)	(606)	(20,194)	(100)%
Other income (expenses), net	39,820	-	39,820	(100)%
Loss attributable to non-controlling interest	108,908	-	108,908	100%
Net loss	$(454,919)	$(205,485)	$(249,434)	121%

Comparison of the results of operations for the three months ended December 31, 2022, compared to the three months ended December 31, 2021

The Company had gross revenue during the 12 months ended December 31, 2022, of $46,695 compared with $23,497 for the comparable period of 2021. The revenue increase is primarily attributed to marketing and advertising initiatives.

Cost of goods for the 12 months ended December 31, 2022, amounted to $76.718 compared to $455 in the comparable period of the prior year. These increased costs related to growing supplies for cannabis product.

In the 12 months ended December 31, 2022, we incurred selling, general and administrative costs of $506,129 compared to $204,424 in the comparable period of the prior year. This increase relates primarily to an increase in salaries, legal expenses, office supplies and insurance costs.

The Company had other expenses during the 12 months ended December 31, 2022, which predominately was interest expense of $20,800 compared to other income of $606 for the comparable period of 2021.

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LIQUIDITY AND FINANCIAL CONDITION

Liquidity and Capital Resources

On December 31, 2022, we had a working capital Surplus of $62,639, which included cash of $32,337. We reported a net loss of $408,224 and our net cash used in operating expenses totaled $409,864.

Cash Flow

For the twelve months ended December 31, 2022, and 2021

●

Net cash flow used in operating activities for the twelve months ended December 31, 2022 reflected a net loss of $517,132 (adjusted for non-controlling interest) adjusted for the add-back of non-cash items consisting depreciation and amortization of $58,461, and bad debt expense-related party of 85,132 change operating assets and liabilities consisting of an increase in accounts receivable of $1,720 an decrease in prepaid expenses of $18,777,  a decrease in inventory of $40,537 and an increase in accounts payable and accrued expenses of $24,182.

•

Net cash flow provided by operating activities for the twelve months ended December 31, 2021 reflected a  net loss of $181,988 adjusted for the add-back of non-cash items consisting depreciation and amortization of $41,005, change operating assets and liabilities consisting of an increase in accounts receivable of $1,500 an decrease in prepaid expenses of $10,281, an increase in other assets of 21,028 and an increase in accounts payable and accrued expenses of $33,704.

●	Net cash flow used in investing activities of $28,494 for the twelve months ended December 31, 2022 as compared to 785,964 the year before consisted in acquiring property and equipment.

●

Net cash provided by financing activities was $465,950 for the twelve months ended December 31, 2022, as compared to net cash used in financing activities of $872,129 for the twelve months ended December 31, 2021. For the twelve months ended December 31, 2022 net cash provided consisted of related party loans of 24,000 and 441,950 from third party loans. Net cash flow used in investing activities for the twelve months ended December 31, 2021, consisted of preferred stock of $161, net proceeds from private placement of 67,129, and additional paid in capital of 804,839.

Item 3. Directors and Officers

Directors and Executive Officers

The following table lists the names and ages of our executive officers and director. The director(s) will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name	Position Held with Our Company	Age	Year First Elected or Appointed
Joseph Babiak	Chief Executive Officer, President/Chief Financial Officer/Director	43	10/22/21

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Joseph Babiak – CEO/CFO/President Growth Stalk Holdings Corp, Director

From 2021 to the present Mr. Babiak has been CEO of the Company. From 1997 to the present, he has owned and operated financial businesses involving public and private capital raises.

Joseph Babiak filed a Chapter 13 bankruptcy on January 17, 2020 in the Southern District of Florida (Case No. 9:20-BK-10704). In 2012, Joseph Babiak received an assessment from the IRS for $168,000 for the 2006 and 2007 tax years. This was due to an accountant’s error who neglected to include Joseph Babiak’s basis information for the securities he liquidated in those tax years so he was assessed as if he had zero basis in those assets. He attempted to correct the matter with the IRS, however because the tax years at issue were more than 3 years prior, they would not allow him to amend the tax returns in question. Joseph Babiak and his wife filed a Chapter 13 bankruptcy. They have completed the Chapter 13 payment plan as of January 24, 2023 and the bankruptcy discharge was granted as of February 16, 2023. Joseph Babiak has never been convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Director Independence

We are not currently listed on the Nasdaq Stock Market (or any other trading medium), which requires independent directors. In evaluating the independence of our members and the composition of the committees of our board of directors, we will utilize the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules.

Family Relationships

There are no family relationships between any two or more of our directors or executive officers.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any of our directors or officers.

1.

Other than  Joseph Babiak having filed a Chapter 13 bankruptcy on January 17, 2020 in the Southern District of Florida (Case No. 9:20-BK-10704), as disclosed above, there has been no events constituting a  petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity.

5.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

6.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

7.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics (attached Exhibit 1) as of June 26, 2023 as defined by applicable rules of the SEC.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

13

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer/Chief Financial Officer.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All other compensation*	Total compensation
Joseph Babiak,	2022		0	0	0	0	0
CEO/CFO	2021		0	0	0	0	0

Grants of Plan-Based Awards.

None.

Outstanding Equity Awards at Fiscal Year End.

None.

Potential Payments upon Termination or Change in Control

We do not have any contract, agreement, plan, or arrangement with its named executive officers that provides for payments to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in our control, or a change in the named executive officer’s responsibilities following a change in control.

Retirement Plans

We do not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

Item 4 Security Ownership of Management and Certain Security Holders

PRINCIPAL STOCKHOLDERS

The following tables shows the beneficial ownership of our Common Stock as of December 31, 2022 held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers and (iv) each beneficial owner known to us to be the beneficial owner of more than 5% of any class of our shares.

In the table below, beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common and Preferred Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. We currently have no such options or warrants. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The following table sets forth, as of the date of this filing, certain information with respect to the beneficial ownership of our common stock shares, by each stockholder known by us to be the beneficial owner of more than 5% of any class of our securities, and by our current executive officers and directors as a group. The percentage of beneficial voting class shares before and after the offering is calculated by dividing the total outstanding share count of each beneficial owner, into the total of 21,909,617 common stock outstanding as of December 31, 2022.

Name & Address of Beneficial Owner/Officers/Directors	Total Shares Common Stock	Percentage of Outstanding Stock
Officers/Directors
Joseph Babiak	16,250,000	74.168%
Total Officers/Directors	16,250,000	74.168%

Over 5%
Louis Mamo	2,033,334	9.281%

Total Officers/Directors/Over 5%	18,283,334	83.449%

14

Item 5. Interest of Management and Others in Certain Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction since our inception of October 14, 2021, and each currently proposed transaction, in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock,  or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On March 22, 2022, the Company acquired Phenogene LLC., a Wyoming limited liability company that owns a cannabis complex (“CC”) located in Seminole, Oklahoma. This property was purchased for $600,000 and upon improvements has an estimated value of $1,200,000.00. On March 22, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. Both of these targets were acquired from our CEO and Director, Joseph Babiak.

From March 3, 2020 to March 15, 2022, Cathleen Babiak was president of Phenogene, LLC, our wholly owned subsidiary; Cathleen Babiak is the mother of our Chief Executive Officer, Joseph Babiak. Joseph Babiak is   employed by Phenogene, LLC as Chief Executive Officer of Phenogene, LLC and compensated for $71,400 a year. Miho Babiak who is a wife of Joseph Babiak is employed by Phenogene, LLC as an administrator and compensated for $36,000 a year.

Steven Early is a member of Southbound Sunshine, LLC. We own 25% of Southbound Sunshine, LLC. Steven Earley is currently our consultant to provide consulting in the area of IT.

Until December 14, 2021, John Giblin was a member of Southbound Sunshine, LLC. We own 25% of Southbound Sunshine, LLC. John Giblin is currently our consultant to provide consulting in the area of cannabis related machinery.

15

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of: (a) 500,000,000 authorized shares of common stock, $0.0001 par value per share; and (b) 5,000,000 shares Preferred Stock, of which 1 share is designated as Preferred A with a par value of $0.0001; and 1,610,000 are designated as Preferred B with a par value of $0.0001. The remaining authorized preferred stock is undesignated.

As of December 31, 2022, there were 21,909,617 shares of our common stock issued and outstanding, of which 16,970,000 shares held by the sellers of our acquired subsidiaries. For our preferred stock, one (1) share of Series A Preferred Stock issued and outstanding, held by our Chief Executive Officer, Joseph Babiak, and 1,610,000 of our Series B Preferred Stock is held by a single person, which give him a lien on the land underlying our CC in the amount of $805,000.00 USD.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Oklahoma law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of December 31, 2022 our officers and directors own, directly or indirectly, a total of 16,250,000 shares, or approximately 74.168%.

However, our Chief Executive Officer, Joseph Babiak, owns our one (1) issued and outstanding share of Series A Preferred Stock and, thereby, effectively controls all corporate matters relating to our company.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Series A Preferred Stock

We are authorized to issue one (1) share of Series A Preferred Stock, which is owned by our CEO Joseph Babiak. The outstanding share of Series A Preferred Stock gives its owner effective voting control of the Company as it entitles the owner to as many votes as our issued and outstanding common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class.

Our Chief Executive Officer, Joseph Babiak, as the owner of the majority of outstanding shares of the Series A Preferred Stock, effectively controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Series B Preferred Stock

We are authorized to issue 1,610,000 shares of Series B Preferred Stock, which are all outstanding and issued to one person for an investment that enabled the Company to acquire the land on which the CC is located. The outstanding shares of Series B Preferred Stock entitles their owner to a dividend equal to 90% of the rents earned by the land, which is charged by the Company to its subsidiary, Phenogene, LLC, for locating its CC on the land. The holder of the Series B Preferred Stock is also entitled to a lien on the land equal to $805,000.00, which would be owed to said holder upon liquidation or sale of the Company.

Options

None

16

Convertible Notes

On December 2, 2022, upon conversion of 61 convertible notes, we issued total of 4,939,617 common shares, of which 2,212,519 shares are restricted and 2,727,098 shares are unrestricted.

Pursuant to conversion notices of 5 convertible notes, which in the aggregate equals $217,600 of funds lent to the Company, executed by note holders, 2,176,000 shares plus interest representing 36,519 shares (including share totals requiring rounding out for fractional shares) for a total of 2,212,519 restricted common shares were issued.

Pursuant to conversion notices of 56 convertible notes executed by note holders, in the aggregate equals $255,350 of funds lent to the Company, 2,553,500 shares plus interest representing 173,598 shares (including share totals requiring rounding out for fractional shares) for a total of 2,727,098 unrestricted common shares were issued. The 2,727,098 unrestricted common shares are registered in the Form 1-A Offering Statement (Post-Effective Amendment, File No.024-11847), as had been preceded by pre-effective amendments. The Offering Statement pertains to the registration of a total of 2,554,500 shares of the Company's Common Stock, par value $0.0001, that are registered in the Offering Statement as pertains to 57 Convertible Notes, which in the aggregate equals $255,450 of funds lent to the Company.

Between January 19, 2023 and September 21, 2023, we issued 4 convertible notes in the total amount of $ 82,000 December 31. The notes have a maturity date of 6 months and earn 10% interest per annum. At any time on or after maturity date, the note ( principal and accrued interest) is convertible into shares of the Company's common stock at a 50% discount price to the bid on the day prior to the date of conversion or if it has not yet become a publicly-traded company, the ratio of the outstanding loan balance to the valuation of the Company at 11x of last twelve months trading EBIDTA.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Oklahoma law.

Transfer Agent

We have retained the services of VStock Transfer at 18 Lafayette Place Woodmere NY, 11598 as the transfer agent for our common stock. VStock Transfer’s website is located at: www.vstocktransfer.com. No information found on VStock Transfer’s website is part of this Offering Circular.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Reports

As a Tier 2, Regulation A filer, we are required to file ongoing reports, including an annual report on form 1-K, and a semi-annual report on form 1-SA

Item 6. Other Information

N/A.

Item 7. Financial Statements

17

18

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Growth Stalk Group

Seminole, Oklahoma

Opinion

We have audited the accompanying combined balance sheet of Growth Stalk Group (the Company) as of December 31, 2021, and the related combined statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying 2021 combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2021 combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2021 Financial Statements

As discussed in Note 1 to the financial statements, the 2021 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor from 2020 to 2021.
Los Angeles, California

August 1, 2022, except for the effect of the restatement disclosed in Note 1, as to which the date is November 20, 2023

PCAOB ID 6580

19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Growth Stalk Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Growth Stalk Holdings Corp. (the Company) as of December 31, 2022, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit, has generated net losses since its inception and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Hudgens CPA, PLLC

www.hudgenscpas.com

We have served as the Company’s auditor since 2023

Houston, Texas

November 20, 2023

20

GROWTH STALK HOLDINGS, CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
		(Combined) (Restated)
ASSETS
Current Assets:
Cash	$32,337	$4,744
Accounts receivable - net	780	2,500
Inventory	40,537	-
Prepaid expenses	21,277	2,500
Other current assets	244	-
Related party note receivables	-	20,792
Total current assets	95,173	30,537

Related party note receivables - long term	-	111,011
Property and equipment, net	833,532	814,157
Total assets	928,705	$955,705

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable and accrued interest	8,534	5,139
Related party payables	24,000	-
Notes payable	-	31,208
Total current liabilities	32,534	36,347

Total liabilities	32,534	36,347

Stockholders' Equity
Preferred stock series A voting; par value of $0.0001, 1 share issued and outstanding	-	-
Preferred stock series B non-voting; $0.0001 par value; 1,610,000 authorized, issued, and outstanding liquidation preference as described in Footnote 5 Undesignated preferred stock $0.0001 par value; 3,389,999 authorized, non-issued as of December 31, 2022 and 2021.	161	161
Common stock; $0.0001 par value; 50,000,000 shares authorized, issued, and outstanding 21,909,617 shares	2,191	1,697

Additional paid-in capital	1,725,554	1,232,103
Accumulated deficit	(722,827)	(314,603)
Total Stockholders' / Members' equity Growth Stalk	1,005,079	919,358
Noncontrolling interest	(108,908)	-
Total Stockholders' / Members' Equity	896,171	919,358
Total liabilities and Stockholders' / Members' Equity	$928,705	$955,705

See accompanying notes to consolidated financial statements.

21

GROWTH STALK HOLDINGS, CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
		(Combined) (Restated)
Net revenue	$46,695	$23,497
Cost of goods sold	76,178	455
Gross Profit	(30,023)	23,042

Operating expenses
Selling, general and administration	506,129	204,424
Total operating expenses	506,129	204,424

Loss from operations	(536,152)	(181,382)

Other income (expenses), net
Other income	39,820	-
Interest expense	(20,800)	(606)
Total non-operating expenses	19,020	(606)

Net income (loss)	$(517,132)	$(181,988)
Net (loss) income attributable to non-controlling interest	(108,908)	-
Net (loss) income attributable to Growth Stalk stockholders	$(408,224)	$(181,988)

Net income (loss) per share	$(0.03)	$0.00
Weighted-average shares outstanding	13,933,530	-

See accompanying notes to consolidated financial statements.

22

GROWTH STALK HOLDINGS, CORP.

CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred stock		Series B Preferred Stock		Common stock		Additional paid in	Accumulated	Non-Controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	deficit	Interest	Deficit

Balance December 31, 2020	1	$-	-	$-	16,970,000	$1,697	$360,135	$(132,615)	$-	$229,217

Capital contributions	-	-	-	-	-	-	67,129	-	-	67,129
Issuance of preferred stock to founders	-	-	1,610,000	161	-	-	804,839		-	805,000
Net loss	-	-	-		-	-	-	(181,988)	-	(181,988)
										-
Balance December 31, 2021	1	$-	1,610,000	$161	16,970,000	$1,697	$1,232,103	$(314,603)	$-	$919,358

Non-controlling interest	-	-	-	-	-	-		-		-
Shares issued for conversion of debt	-	-	-	-	4,939,617	494	493,451	-	-	493,945
Net loss	-	-	-	-	-	-	-	(408,224)	(108,908)	(517,132)

Balance December 31, 2022	-	$-	-	$161	21,909,617	$2,191	$1,725,554	$(722,827)	$(108,908)	$896,171

See accompanying notes to consolidated financial statements.

23

GROWTH STALK HOLDINGS, CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
(USD $ in Dollars)	2022	2021
		Combined (Restated)
CASH FLOW FROM OPERATING ACTIVITIES
Net loss (net of non-controlling interest)	$(517,132)	$(181,988)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,461	41,005
Bad debt expense-related party	85,132	-
Changes in operating assets and liabilities:
Accounts receivable	1,720	1,500
Interest receivable	(2,671)	-
Inventory	(40,537)	-
Prepaid expenses and other current assets	(18,777)	(10,281)
Other assets	(242)	21,028
Related party note receivable		-
Accounts payable and accrued expenses	24,182	33,704
Net cash provided by operating activities	(409,864)	(95,032)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(28,494)	(785,964)
Net cash used in investing activities	(28,494)	(785,964)
CASH FLOW FROM FINANCING ACTIVITIES
Related party loans	24,000	-
Borrowings on loans	441,950	-
Issuance of preferred stock	-	161
Capital contributions pursuant to private placement	-	69,987
Capital distributions pursuant to private placement	-	(2,858)
Additional Paid in Capital	-	804,839
Net cash provided by financing activities	465,950	872,129

Change in cash	27,592	(8,867)
Cash—beginning of year	4,744	13,611
Cash—end of year	$32,337	$4,744

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$-	$606
Cash paid during the year for income taxes	$-	$-
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS
	$(493,945)
	$49,342

See accompanying notes to consolidated financial statements

24

GROWTH STALK HOLDINGS, CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND GOING CONCERN

Growth Stalk Holdings Corp (the “Company”) is a group of four related entities through ownership and common management (Growth Stalk Holdings Corp; Phenogene LLC; Southbound Sunshine LLC; Growers Consulting & Supply LLC) which was established between July 2019 and October 2021 to assist cannabis companies to access the stock market, benefit from industry resources and provide administrative services, commercial real estate, and infrastructure leasing in the cannabis markets.

The Company operates, and invests in entities for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oklahoma. As of December 31, 2022, the Company has ownership of 3 state issued cannabis licenses including a license for cannabis cultivation, a license for cannabis processing, and a license for delivery.

The financial statements of Growth Stalk Group (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Restatement

The Company previously filed its combined financial statements for the years ended December 31, 2021 and 2020 with incorrect classifications within the consolidated statements of balance sheets, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows.

The consolidated financial statements have been restated to properly reflect the accurate disclosure of related party receivable and payable balances.

See below table:

	As Filed on DATE			Restated
	December 31,			December 31,
	2021	Adjustments	Explanation	2021

ASSETS
Current Assets:
Related party note receivables	53,662	(32,870)	1	20,792
Total current assets	63,406	(32,870)		30,537

Related party note receivables - long term	154,044	(43,033)	1	111,011
Total assets	$1,031,607	(75,903)		$955,7057

LIABILITIES AND EQUITY
Current Liabilities:
Related party payables	837,869	(837,869)	1	-
Total current liabilities	874,216	(837,869)		36,347

Related party payables - long term	43,033	(43,033)	1	-
Total liabilities	917,249	(880,902)		36,347

Stockholders' Equity
Preferred stock series B non-voting; $0.0001 par value; 1,610,000 authorized, issued, and outstanding liquidation preference as described in Footnote 5		161	1	161
Common stock; $0.0001 par value; 50,000,000 shares authorized, issued, and outstanding 19,697,098 shares		1,697	1	1,697
Owner contributions	429,035	(429,035)	1	-
Additional paid-in capital		1,232,103	1	1,232,103
Accumulated deficit	(314,677)	74	1	(314,603)
Total Stockholders' / Members' equity Growth Stalk		805,000		919,358
Total Stockholders' / Members' Equity	114,358	805,000		919,358
Total liabilities and Stockholders' / Members' Equity	$1,031,607.00	(75,902)		$955,705

1	$805,000 originally included in Related party payables was reclassed to Equity as issuance of preferred stock to founders and Additional Paid in Capital

25

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these consolidated financial statements. The Company has incurred significant operating losses since its inception. As of and for the year ended December 31, 2022, the Company had a net loss $418,358 and an accumulated deficit of $ 557,670. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Historically, the Company has raised capital through related party loans, as an interim measure to finance working capital needs and may continue to raise additional capital through the sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to do so until its revenues support its operations.

The Company continues to raise capital  through the sale of equity or debt financing; however, there can be assurances the Company will be successful in doing so. There can be no assurance that such additional financing will be available to the Company on acceptable terms or at all.

While the recreational use of cannabis is legal under the laws of certain States, where the Company has and is working towards further finalizing the acquisition of entities or investment in entities that directly produce or sell cannabis, the use and possession of cannabis is illegal under United States Federal Law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). Cannabis is currently included under Schedule 1 of the Act, making it illegal to cultivate, sell or otherwise possess in the United States.

On January 4, 2018, the office of the Attorney General published a memo regarding cannabis enforcement that rescinds directives promulgated under former President Obama that eased federal enforcement. In a January 8, 2018 memo, Jefferson B. Sessions, then Attorney General of the United States, indicated enforcement decisions will be left up to the U.S. Attorney’s in their respective states clearly indicating that the burden is with “federal prosecutors deciding which cases to prosecute by weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of federal prosecution, and the cumulative impact of particular crimes on the community.” Subsequently, in April 2018, former President Trump promised to support congressional efforts to protect states that have legalized the cultivation, sale and possession of cannabis; however, a bill has not yet been finalized in order to implement legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize cannabis. Further in December 2018, the U.S. Congress passed legislation, which the President signed on December 20, 2018, removing hemp from being included with Cannabis in Schedule I of the Act.

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Should the United States Federal Government choose to begin enforcement of the provisions under the “ACT”, the Company through its wholly owned subsidiaries could be prosecuted under the “ACT” and the Company may have to immediately cease operations and/or be liquidated upon its closing of the acquisition or investment in entities that engage directly in the production and or sale of cannabis.

Management believes that the Company has access to capital resources through potential issuances of debt or equity securities. However, if the Company is unable to raise additional capital, it may be required to curtail operations and take additional measures to reduce costs, including reducing its workforce, eliminating outside consultants, and reducing legal fees to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP” or “U.S. GAAP”). The Company adopted the calendar year as its basis for reporting for the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments, valuation of its long-lived assets for impairment testing. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2022, and December 31, 2021, the Company’s cash and cash equivalents did not exceeded FDIC insured limits.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which it is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of equity interest is presented as noncontrolling interests in the Company’s Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity. The portion of net loss attributable to the noncontrolling interests is presented as net loss attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. The Company estimates losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2022, and December 31, 2021, the Company determined that no reserve was necessary.

Property and Equipment

Property and equipment is stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

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Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful Life
Buildings and improvements	20 years
Leasehold improvements	The lesser of 15 years or the remaining term of the lease
Vehicles	4 – 5 years
Machinery and equipment	3 – 6 years

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company looks for indicators of a triggering event for asset impairment and pays special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the warrants issued by the Company has been estimated using a Black Scholes model.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the statement of operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

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Income Taxes

Growth Stalk Group is comprised by four different entities.

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

In December 2017, the Tax Cuts and Jobs Act (TCJA or the Act) was enacted, which significantly changes U.S. tax law. In accordance with ASC 740, “Income Taxes”, the Company is required to account for the new requirements in the period that includes the date of enactment. The Act reduced the overall corporate income tax rate to 21.0%, created a territorial tax system (with a one-time mandatory transition tax on previously deferred foreign earnings), broadened the tax base and allowed for the immediate capital expensing of certain qualified property.

Prior to December 2022, Phenogene LLC, Southbound Sunshine LLC and Growers Consulting & Supply LLC were taxed as a Limited Liability Company (LLC). Under these provisions, these entities do not pay federal corporate income taxes on its taxable income. Instead, the shareholders were liable for individual federal and state income taxes on their respective shares of the entity’s taxable income. The entities have filed all its tax returns from inception through December 31, 2021, as an LLC. As of the date of these financial statements the Company is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

For the period ended December 31, 2022, Growth Stalk Holdings Corporation changed its tax status from that of an LLC taxed as a partnership to a C corporation for income tax purposes. Subsequent to this change in tax status, the Company now accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The entity records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The entity records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the entity recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The entity recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense. As of the date of the conversion and December 31, 2022, the Company recognized a 100% valuation allowance on all net deferred tax assets of the combined entities.

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Inventory

Inventory is stated at the lower of cost or net realizable value using the FIFO method. Inventory is replaced periodically to maintain the optimum stock on hand available for immediate shipment. The Company assesses whether an inventory reserve is necessary at the end of each fiscal period. For the years ended December 31, 2022 and 2021 no inventory reserve was deemed necessary.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue for the Company’s product sales has not been adjusted for the effects of a financing component as the Company expects, at contract inception, that the period between when the Company’s transfers control of the product and when the Company receives payment will be one year or less. Product shipping and handling costs are included in cost of product sales.

The following policies reflect specific criteria for the various revenue streams of the Company:

Cannabis Dispensary, Cultivation and Production

Revenue is recognized upon transfer of retail merchandise to the customer upon sale transaction, at which time its performance obligation is complete. Revenue is recognized upon delivery of product to the wholesale customer, at which time the Company’s performance obligation is complete. Terms are generally between cash on delivery to 30 days for the Company’s wholesale customers.

The Company’s sales environment is somewhat unique, in that once the product is sold to the customer (retail) or delivered (wholesale) there are essentially no returns allowed or warranty available to the customer under the various state laws.

Delivery

1)	Identify the contract with a customer

The Company sells retail products directly to customers. In these sales there is no formal contract with the customer. These sales have commercial substance and there are no issues with collectability as the customer pays the cost of the goods at the time of purchase or delivery.

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2)	Identify the performance obligations in the contract

The Company sells its products directly to consumers. In this case these sales represent a performance obligation with the sales and any necessary deliveries of those products.

3)	Determine the transaction price

The sales that are done directly to the customer have no variable consideration or financing component. The transaction price is the cost that those goods are being sold for plus any additional delivery costs.

4)	Allocate the transaction price to performance obligations in the contract

For the goods that the Company sells directly to customers, the transaction price is allocated between the cost of the goods and any delivery fees that may be incurred to deliver to the customer.

5)	Recognize revenue when or as the Company satisfies a performance obligation

For the sales of the Company’s own goods the performance obligation is complete once the customer has received the product.

Advertising and Promotion

The Company follows the policy of charging the cost of advertising to expense as incurred. Advertising expense was $6,779 and $1,134 for the years ended December 31, 2022, and 2021, respectively, which is included in selling, general and administrative expense.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

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Stock-based Compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant. These options generally vest on the grant date or over a one-year period.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term - The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility - The Company computes stock price volatility over expected terms based on its historical common stock trading prices.

Risk-Free Interest Rate - The Company bases the risk-free interest rate on the implied yield available on U. S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend - The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for non-public entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted As of December 31, 2022, no financial impact was recorded.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. The standard implementation did not have a material impact.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods beginning after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

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3. PROPERTY AND EQUIPMENT

As of December 31, 2022, and December 31, 2021, property and equipment consist of:

	December 31, 2022	December 31, 2021
Buildings	$600,000	$600,000
Buildings Improvements	102,401	102,401
Equipment	176,357	98,521
Leasehold	3,252	3,252
Vehicles	67,860	67,861
Property and Equipment, at Cost	949,870	872,035
Accumulated depreciation	(116,338)	(57,879)
Property and Equipment, Net	$833,532	$814,157

Depreciation expenses were approximately $58,461 and $41,005 for the years ended December 31, 2022, and 2021, respectively. Depreciation expense is included in general and administrative expenses.

4. CONSOLIDATED ASSET ACQUISITIONS

Acquisition of Phenogene, LLC

At the time of inception Growth Stalk Holdings Corp verbally agreed to a Share Acquisition Agreement with Phenogene, LLC, a Wyoming Limited Liability Company (“Phenogene”) a startup operation that owns a cannabis cultivation facility in Seminole, Oklahoma, providing for the Seller in the transaction, Joseph Babiak, selling 100% of Phenogene’s membership units  to us as the Buyer in return for our payment of 12,750,000 shares of the Company to the Seller, Joseph Babiak (the “Phenogene Acquisition”). At the time of the Phenogene Acquisition, Joseph Babiak was our Chief Executive Officer/Majority Shareholder and owned all of Phenogene’s Membership Units; therefore, the Phenogene Acquisition is a related party transaction. Business acquisition accounting including fair value accounting does not apply and the shares were treated as founders’ shares issued at $0 value. The agreement was formalized on March 16, 2023.

Acquisition of Southbound Sunshine, LLC

At the time of inception, the founders of Growth Stalk Holdings Corp verbally agreed to a Share Acquisition Agreement with Southbound Sunshine, LLC, an Oklahoma Limited Liability Company (“Southbound”), a startup operation  that holds an Oklahoma cannabis grower’s license and an Oklahoma medical cannabis processor’s license, providing for the Seller in the transaction, Joseph Babiak, selling 25% of the membership units of Southbound to us in return for our payment of 3,500,000 shares of the Company to the Seller, Joseph Babiak (the “Southbound Acquisition”). At the time of the Southbound Acquisition Joseph Babiak was our Chief Executive Officer/Majority Shareholder and 25% holder of Southbound’s membership units; therefore, the Southbound Acquisition is a related party transaction and the shares were treated as founders’ shares issued at $0 value. The entity was consolidated under variable interest entity accounting. The agreement was formalized on March 16, 2023. Seventy-five percent ($108,908) of the Company’s net loss ($145,211) for the year ended December 31, 2022 was recorded as non-controlling interest expense.

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Acquisition of Growers Consulting and Supply, LLC

At the time of inception, the founders of Growth Stalk Holdings Corp verbally agreed to a Share Acquisition Agreement with Growers Consulting and Supply, a Florida Limited Liability Company (“Growers”), a startup operation providing for the Seller in the transaction, David DiCiocco, selling 99 % of the membership units of Growers that hold cannabis grower assets, to us in return for our payment of 720,000 shares of the Company to the Seller, David DiCiocco (the “Growers Acquisition”). Business acquisition accounting including fair value accounting does not apply. The Acquisition is a related party transaction. Business acquisition accounting including fair value accounting does not apply and the shares were treated as founders’ shares issued at $0 value. The agreement was formalized on March 17, 2023.

5. CAPITALIZATION AND EQUITY TRANSACTIONS

Stockholders’ Equity

Preferred shares

Growth Stalk Holdings Corp. is authorized to issue 1 share of preferred stock series A voting with a par value of $0.0001. This one share represents the converted membership interest in Growth Stalk Holdings, LLC.

During the year ended December 31, 2021, the Company issued 1,610,000 shares of Preferred B Stock in connection with a related-party acquisition of Growers Consulting and Supply. As this was a related-party transaction that in substance occurred at the inception of the Growth Stalk Holdings Corp the shares were valued at the net book value of the assets acquired, $805,000. The Preferred B Shares have dividend rights (90% of the rents) and the lien to enforce liquidation preference up to $805,000 including but not limited the right to retake the property located at 11991 N. Highway 99, Seminole, Oklahoma.

Common shares

At inception of Growth Stalk Holdings Corp., the founders of the Company issued 16,970,000 shares as founders shares for the acquisitions of the related party Company’s. As these were shares issued to the founders, the shares were issued at $0 value.

During the year ended December 31, 2022, the Company issued a total of 4,939,617 common shares for the conversion of notes payable and accrued interest in the amount of $$493,945.

6. DEBT

Convertible Notes Payable

During the years ended December 31, 2022 and 2021, the Company issued convertible notes with the aggregate loan proceeds of $441,950 and $31,000 respectively. The notes have a one-year term and an interest rate of 10% per annum. The notes are convertible at the time the Company becomes publicly traded at a discounted rate of 50% of the closing bid price on the day immediately prior to conversion. As the notes were not convertible at issuance, no derivative accounting was applied. During the year ended December 31, 2022, the Company settled 100% of principal and accrued interest in the amount of $472,950 and $20,995, respectively, with the holders at a price of $0.10 per share. As the Company is not yet publicly traded and has not sold any shares to unrelated parties directly, the settlement of the notes for $0.10 per share is the best evidence of fair value and therefore, no additional gain or loss was recorded upon conversion of the notes.

The Company recorded interest expense of $20,800 and $208 for the years ended December 31, 2022 and 2021, respectively.

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7. RELATED PARTIES

On October 01, 2022, Related Party Notes Receivables balance in the total amount of $134,474 including accrued interests that were lent from Growers Consulting to Help Tech, LLC, $85,132 of the $134,474 became uncollectible. $6,551 in supplies and $42,792 in fixed assets were recouped. Steven Earley is the owner of Help Tech who holds 75% membership interests in Southbound Sunshine, LLC.

On December 14, 2022, Joseph Babiak is the Director, president, CEO of the company loaned the Company $24,000. The loan has no formal written agreement, bears no interest and is considered due on demand.

8. COMMITMENTS AND CONTINGENCIES

Contingencies

As noted earlier in Note 1, the Company, engages in a business that constitutes an illegal act under the laws of the United States Federal Government. This raises several possible issues which may impact the Company’s overall operations, not the least of which are related to traditional banking and other key operational risks. Since cannabis remains illegal on the federal level, and most traditional banks are federally insured, those financial institutions will not service cannabis businesses. In states where medical or recreational marijuana is legal, dispensary owners, manufacturers, and anybody who “touches the plant,” continue to face a host of operational hurdles. While local, state-chartered banks and credit unions now accept cannabis commerce, there remains a reluctance by traditional banks to do business with them. Aside from a huge inconvenience and the need to find creative ways to manage financial flow, payroll logistics, and payment of taxes, his also poses tremendous risks to controls as a result of operating a lucrative business in cash. This lack of access to traditional banking may inhibit industry growth. For the year ended December 31, 2022, the Company’s has accounts with an Oklahoma regional bank.

Despite the uncertainties surrounding the Federal government’s position on legalized marijuana, the Company does not believe these risks will have a substantive impact on its planned operations in the near term.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2022, and December 31, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

9. SUBSEQUENT EVENTS

Between December 31, 2022 and November 17, 2023, the Company issued convertible notes in the total amount of $82,000 bearing 10% interest per annum, maturity date of 6 months and the Company  issued a convertible note in the amount of $25,000 bearing 7% interest per annum, maturity date of 12 months.

In August 2023, the Company executed a Purchase and Sale of Future Receivables and was advanced $10,000 in exchange for repayment of the purchase amount of $13,750.  The terms include interest of 3.53% of the Company’s future receivables until the purchase amount of $13,750 is repaid.

In September 2023, the Company executed a Purchase and Sale of Future Receivables and was advanced $18,000 in exchange for repayment of the purchase amount of $24,750.  The terms include interest of 6.85% of the Company’s future receivables until the purchase amount of $24,750 is repaid.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K in Seminole, Oklahoma November 20, 2023.

GROWTH STALK HOLDINGS CORP INC.

By:	/s/ Joseph Babiak
Joseph Babiak
Chief Executive Officer/Chief Financial
Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Babiak	Chief Executive Officer/Chief Financial Officer/Director	November 20, 2023

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Exhibit 1

GROWTH STALK HOLDINGS CORPORATION

Code of Ethics

Compliance With Law

All employees, officers and directors of the Company should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or the laws, rules and regulations which are applicable to the Company, including the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations of the Securities & Exchange Commission. Such legal compliance should include, without limitation, compliance with the “insider trading” prohibitions of the federal securities laws applicable to the Company and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Company are not permitted to buy, sell or otherwise trade in the Company’s securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information; especially since the individuals receiving such information might utilize such information to trade in the Company’s securities.

Conflicts of Interest

All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or Board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers made after July 30, 2002. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Company’s Chief Executive Officer.

Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personal opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by senior management or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed.

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Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Accurate Books and Records

All transactions by or on behalf of the Company shall be accurately reflected on its books and in its records.

Accounting Complaints

The Company’s policy is to comply with all financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints to the Board of Directors.

Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers, officers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact the company’s legal counsel. Legal counsel for the Company is not an employee of the Company, and owes a fiduciary duty to the Company as its client, and not any one of its officers, directors or employees. If any employee, officer or director’s concerns or complaints require confidentiality, including keeping his or her identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

Public Company Reporting

Should the Company become an SEC reporting company or reporting with OTC Markets, as a public company, the Company’s filings with the Securities and Exchange Commission or OTC Markets must be accurate and timely. Depending on his or her position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

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Document Retention

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s legal counsel.

Penalties for Failure to Adhere to Code of Ethics

Any employee who ignores or violates this Code and any supervisor or superior who penalized a subordinate for attempting in good faith to comply with this Code, including for reporting suspected violations of this Code, will be subject to disciplinary action by the Company, including immediate dismissal.

Amendment/Modification

This Code may be amended, modified or waived by the Company’s Board of Directors.

As adopted by the Board of Director on June 26, 2023.

/s/ Joseph Babiak
Joseph Babiak, Chief Executive Officer/Director

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